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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Exploration Capital Partners 2000 Limited Partnership
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     (Last)                           (First)             (Middle)

     c/o Global Resource Investments Ltd.
     7770 El Camino Real
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                                    (Street)

     Carlsbad                            CA                92009
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     (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Vista Gold Corp. (VGZ)
________________________________________________________________________________
3.   I.R.S. or Social Security Number of Reporting Person (voluntary)

     88-0451737
________________________________________________________________________________
4.   Statement for Month/Day/Year

     October 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Shares               10/31/02                  S              13,900       D     $2.7558
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Common Shares               11/1/02                   S              44,500       D     $2.70     1,030,007      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number


                               Page 1 of 3 pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Explanation of Responses:

Exploration Capital Partners 2000 Limited Partnership

By: Resource Capital Investment Corp., its General Partner


By:  /s/ Keith Presnell                                      November 1, 2002
   ------------------------------------------            -----------------------
     Keith Presnell, Chief Financial Officer                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                Page 2 of 3 pages

                             Joint Filer Information

Name:                      Resource Capital Investment Corp.

Address:                   c/o Global Resource Investments Ltd.
                           7770 El Camino Real
                           Carlsbad, CA 92009

Designated Filer:          Exploration Capital Partners 2000 Limited Partnership

Issuer and Ticker
   Symbol:                 Vista Gold Corp. (VGZ)

Date of Event
Requiring Statement:       10/31/02

Signature:                 Resource Capital Investment Corp.


                           By:  /s/ Keith Presnell
                                ------------------------------------------------
                                Keith Presnell, Chief Financial Officer

Additional Explanation of Responses:

Resource Capital Investment Corp. is the general partner of the Reporting
Person.

                                Page 3 of 3 pages